Exhibit 10.6

EMPLOYMENT AGREEMENT

Employment Agreement, between Ear1yDETECT Inc, (the "Company") and Richard Johnson (the "Employee").

1.  For good consideration, the Company employs the Employee on the following terms and conditions.

2.  Term of Employment: Subject to the provisions for termination set forth below this agreement will begin on July 1, 2005 and continue through August 31, 2009.

3.  Salary: The Company shall pay Employee a salary of $120,000 per year, for the services of the Employee, payable at regular payroll periods. Salary will be paid monthly. Accrued but unpaid Salary shall be paid immediately upon the Completed Capital Raise. Officer loans or expenses shall be deducted from Deferred Salary before Deferred Salary is paid. The salary shall be upwardly adjusted for inflation based on increases in the Consumer Price Index for allconsumers, Los Angeles, Orange County, Riverside County metropolitan area, using September 1, 2004 as a base, unless sooner terminated.

Options: Employee is entitled to purchase up to 25,000 common shares annually, at the price of $5.00 per share, with a five year option to exercise those options.

4.  Duties and Position: The Company hires the Employee in the capacity of Chief Financial Officer. The Employee's duties may be reasonably modified at the Company's direction from time to time.

5.  Reimbursement of Expenses: The Employee may incur reasonable expenses for furthering the Company's business, including expenses for entertainment, travel, and similar items. The Company shall reimburse Employee for all business expenses after the Employee presents an itemized account of expenditures, pursuant to Company policy.

6.  Vacation: The Employee shall be entitled to a yearly vacation of three weeks at full pay.

7.  Disability: If Employee cannot perform the duties because of illness or incapacity for a period of more than twenty two weeks, the compensation otherwise due during said illness or incapacity will be reduced by 50 (fifty) percent. The Employee's full compensation will be reinstated upon return to work. However, if the Employeeis absent from work for any reason for a continuous period of over sixmonths, the Company may terminate the Employee's employment, and the Company's obligations under this agreement will cease on that date.

8.  Death Benefit: Should Employee die during the term of employment, the Company shall pay to Employee's estate any compensation due through the end of the month in which death occurred.

9.  Restriction on Post Employment Competition: For a period of 3 (three) years after the end of employment, the Employee shall not control, consult to or be employed byany business similar to that conducted by the Company, either by soliciting any of its accounts or by operating within Employer's general trading area.

10.  Assistance in Litigation: Employee shall upon reasonable notice, furnish such information and proper assistance to the Company as it may reasonably require in connection with any litigation in which it is, or may become, a party either during or after employment.

11.  Effect of Prior Agreements: This agreement supersedes any prior agreement between the Company or any predecessor of the Company and the Employee, except that this agreement shall not affect or operate to reduce any benefit or compensation inuring to the Employee of a kind elsewhere provided and not expressly provided in this agreement.

12.  Settlement by Arbitration: Any claim or controversy that arises out of or relates to this agreement, or the breach of it, shall be settled by arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court with jurisdiction.

13.  Limited Effect of Waiver by Company. Should Company waive breach of any provision of this agreement by the Employee, that waiver will not cperate or be construed as a waiver of further breach by the Employee.

14.  Severability: If, for any reason, any provision of this agreement is held invalid, all other provisions of this agreement shall remain in effect. If this agreement is held invalid or cannot be enforced, then to the full extent permitted by law any prior agreement between the Company (or any predecessor thereof) and the Employee shall be deemed reinstated as if this agreement had not been executed.

15.  Assumption of Agreement by Company's Successors and Assignees: The Company's rights and obligations under this agreement will inure to the benefit and be binding upon the Company's successors and assignees.

16.  Oral Modifications Not Binding: This instrument is the entire agreement of the Company and the Employee. Oral changes shall have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

Signed this 1 day of July 1, 2005.

/s/ Charles Strongo	/s/ Richard Johnson
Ear1yDETECT, Charles Strongo, CEO	Richard Johnson Employee

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